ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of April 30, 2010, by and between Premier Alliance Group, Inc., a Nevada corporation with a principal place of business at 45212 Sharon Road, Suite 300, Charlotte NC 28211 (the “Purchaser”), and Intronic Solutions Group, LLC, a Kansas limited liability company with a principal place of business at 6836 W. 121st Street, Overland Park, Kansas 66209 (the “Seller”).

In consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

WHEREAS, Seller has been and is engaged in business of information technology and professional services and the business activities relevant and related thereto; and

            WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets, real and personal, tangible and intangible, of Seller for the consideration and on the other terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.          Purchased Assets.

1.1           General.  Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, at the Closing all of Seller's assets (except the Excluded Assets, as defined in Section 1.2) whether real or personal, tangible or intangible, fixed or contingent, including, but not limited to, all of Seller's right, title and interest in (a) equipment; (b) furniture and fixtures; (c) supply inventory; (d) assumed names, trade names and trademarks, proprietary information and other intangible assets (the "Intellectual Property"); (e) executory contracts to which Seller is a party, including, but not limited to, agreements with employees or clients (for the avoidance of doubt, a list of assumed executory contracts (“Assumed Executory Contracts” is set forth in Exhibit 1.1); (f) files, client records and other information necessary to the operation of the business (including, but not limited to, lists of active and inactive clients); (g) except as specifically provided in Section 1.2, book and records; (h) all telephone and fax numbers, e-mail accounts and web sites associated with the business; (i) lease deposits and (j) goodwill (collectively, the "Purchased Assets").

1.2           Assignment and Assumption of Liabilities.

(a)  Subject to the terms and conditions set forth in this Agreement, including Section 1.4 hereto, Purchaser shall only assume from Seller and thereafter be responsible for the payment, performance or discharge of the liabilities and obligations of Seller arising after the Closing (as defined in Section 2.4) under the Assumed Executory Contracts (the “Assumed Obligations”).

(b)  Section 1.2(a) shall not limit any claims or defenses Purchaser may have against any party other than Seller.  The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any third party against Purchaser or Seller.

1.3           Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the following assets of Seller shall be retained by Seller and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the “Excluded Assets”):

(a)  all Contracts other than the Assumed Executory Contracts listed on Exhibit 1.1 (the “Excluded Contracts”);

(b) Seller’s cash and cash equivalents and accounts receivable as of the Closing Date;

(c) corporate minute book, seal, stock ledger and similar type items;

(d) Seller's original financial records and books of account; provided, however, that Seller shall supply, at its expense, copies of all such items to Purchaser to the extent necessary to carry out the intent of this Agreement;

(e) all assets maintained pursuant to or in connection with any Employee Benefit Plan; and

(f) any equity securities and member interests of Seller and any other issuer owned by Seller.
(g) the office condominium and associated loans for 6834 West 121 st, Unit 2B, Overland Park, Kansas 66209

1.4           No Other Liabilities Assumed.  Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Purchaser will not assume, or in any way be liable or responsible for, any liability of Seller (including liabilities relating to the Excluded Assets or to the Purchased Assets (and the use thereof) or any outstanding checks, whether relating to or arising out of the business, the Excluded Assets or the Purchased Assets or otherwise, other than the Assumed Obligations.

1.5           Obligations in Respect of Assumed Executory Contracts.  Purchaser shall be responsible for paying all costs and expenses accrued under any Assumed Executory Contract subsequent to the Closing Date.

1.6           Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets as provided in Exhibit 1.6.  Pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), the parties shall complete and file Internal Revenue Service Form 8594 (Asset Acquisition Statement) and any other documents necessary in connection therewith in accordance with the allocation of the Purchase Price provided for in this Section 1.6.

1.7           Expenses.  Each party shall bear its own costs, including, without limitation, legal and accounting fees, incurred by it in connection with negotiating and consummating this Agreement.

1.8           Other Agreements.  Simultaneously with the Closing, the parties shall enter into the following agreements.

(a)  Assignment and Assumption and Bill of Sale.  Purchaser and Seller shall enter into an Assignment and Assumption and Bill of Sale in the form attached hereto as Exhibit A (the “Assignment and Assumption and Bill of Sale”).

(b)  Grant Gordon Employment Agreement.   Grant Gordon will enter into an employment agreement with the Company in the form attached hereto as Exhibits B (the “Gordon Employment Agreement”).

(c)  Jeffery Meyer Employment Agreement.  Jeffery Meyer will enter into an employment agreement with the Company in the form attached hereto as Exhibit C (the “Meyer Employment Agreement”).

(d)  Lease.  Seller (as tenant) and Purchaser (as landlord) shall enter into a lease for the premises at 6836 W. 121st Street, Overland Park, Kansas 66209.  The form of the Lease is attached hereto as Exhibit E.

(f)   Accounts Receivable Collections.  Seller has all right, title and interest to all Accounts Receivables of the Purchaser’s business generated on or before the Closing Date and Purchaser shall have all right to Accounts Receivables of Purchaser’s business generated after the Closing Date.  Seller and Purchaser shall work together in collecting the Accounts Receivable from past or present customers of the Purchaser.  The parties will use commercially reasonable efforts to collect the Accounts Receivable.  If the Seller receives payment on any Accounts Receivable for Accounts Receivables due the Seller, Seller shall promptly notify the Purchaser of any payments so received for reconciliation (and deliver to the Purchaser a copy of all documentation (if any) received in relation to such payment).  If either Party receives a payment for any Accounts Receivable owed to the other Party pursuant to the terms herein, the other Party shall immediately forward that payment to the Party entitled to the payment as set forth herein.

2.          Purchase Price.

2.1           Purchase Price.  In consideration of the Purchased Assets, Purchaser shall pay to Seller (a) the sum of $300,000 in cash, and (b) such number of restricted shares of Premier Alliance Group, Inc. common stock equal to $700,000, based on the 5-day average closing price of the common stock for the five days prior to the Closing Date, as stated on the OTC Bulletin Board (the “Shares”)(collectively, the “Purchase Price”)

2.2           Payment.  The Purchase Price shall be paid on the Closing Date.

2.3           Stock Options.

(a)   Purchaser shall issue additional stock options pursuant to Purchaser’s 2008 Stock Incentive Plan for the purchase of up to 100,000 shares of common stock to certain individuals in the

Intronic Unit, other than Messrs. Meyer and Gordon, 13 months after the Closing Date, only if the Intronic Unit of Purchaser achieves a revenue stream of $4,500,000 and a minimum gross margin of 24% in the preceding twelve month period.

2.4           The Closing Date.

(a)           The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place in the offices of Premier Alliance Group, Inc. on the 30th day of April 2010 (the "Closing Date"), unless another place or time is mutually agreed upon in writing by the parties.

(b)           At the Closing or prior thereto, Purchaser and Seller shall exchange the various certificates, instruments and such documents referred to in Section 5 of this Agreement.

3.      Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser the matters set forth below except as set forth in the Schedules accompanying this Agreement (the “Schedule”).  The Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.  For purposes of this Section 3, “Knowledge” means actual knowledge after reasonable investigation and with respect to the Knowledge of an entity, means the actual knowledge after reasonable investigation of its officers and directors.  As of the Closing Date, Seller represents and warrants as follows:

3.1           Organization, Standing and Power.   Seller is (i) a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Kansas; (ii) is in good standing and qualified in all states and other jurisdictions where Seller is doing business as required by law; (iii) is not qualified and has not done business as a foreign corporation in any other state or other jurisdiction and has not, at any time prior to the date of this Agreement, received any communications from any state or other jurisdiction asserting that its activities require that it be qualified to do business in that state or other jurisdiction; and (iv) has received all approvals of Federal, state and local authorities necessary for it to conduct its business as currently being conducted.

3.2           Conduct of Business.  Seller has all requisite power and authority to own its property and operate its business as and where such is now being conducted. Seller is not a party or subject to any Contract, judgment, order or decree that will or may restrict the conduct of its business in any jurisdiction or location.

3.3           No Subsidiaries or Affiliates.  Seller has no wholly or partly owned subsidiaries, has never had any wholly or partly owned subsidiaries, nor is it a party to any joint venture or partnership, nor does it have any direct or indirect interest either by way of stock ownership or otherwise, in any other person, nor are there any outstanding offers by Seller with respect to any such matter.

3.4           No Conflict.  The execution and delivery of this Agreement and the documents to be executed and delivered pursuant to this Agreement to accomplish the Closing of the Agreement do not and will not on the Closing Date (a) conflict, contravene or violate any provision of Seller's Certificate or Articles of Incorporation or Operating Agreement, or any resolution adopted by the members of Seller; (b) result in a breach by Seller, or constitute a default under, or permit the termination of, or cause the acceleration of the maturity of, any of the terms, conditions, or provisions of any contract or agreement, including but not limited to, any shareholder agreement, to which Seller is a party or by which Seller or any of its assets may be bound or affected; (c) violate any statute, law, regulation, judgment, order, writ, injunction, decree or demand of any court or Federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, to which Seller is named as a party; or (d) result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever.

3.5   Authorization.  Seller has full corporate power and authority to enter into this Agreement and any Contract provided for herein and to carry out the Agreement.  The members of Seller have duly authorized and approved the execution, delivery and performance of this Agreement, each Contract and document provided for herein, and no other corporate proceedings on the part of Seller are necessary to authorize and approve such execution, delivery and performance.  This Agreement and each Contract provided for herein to which Seller is a party has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy laws or similar laws affecting creditors' rights generally).

3.6   Minute Books and Stock Books.  The minute books for Seller provided to Purchaser contain true originals or copies of all minutes of meetings of and corporate actions taken by, the members of Seller and are reflective of actions taken on those occasions in all material respects.

3.7   Governmental Authorities.  Seller is not required to submit any notice, report or other filing to any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

3.8           Purchased Assets.

                       (a) Contracts.  Seller has made available to Purchaser a correct and complete copy of each Assumed Executory Contract listed on Exhibit 1.1.  If any additional contracts or leases that are not included in Exhibit 1.1 are determined after the date hereof to constitute executory contracts, Purchaser shall have the right, in its sole discretion, to add such contract or lease to Exhibit 1.1, and shall not be responsible for any “cure costs”.

(b) Title. Other than leased assets and licensed software, Seller has, and hereby conveys to Purchaser, effective as of the Closing Date, good and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, pledges, charges, claims, leases, restrictions or encumbrances of any nature whatsoever, and subject to no restrictions with respect to transferability.  Simultaneously with the execution of this Agreement, Seller has delivered to Purchaser evidence satisfactory to Purchaser of the release of any liens, which appear of record against any of the Purchased Assets.

(c) Identification of Tangible Assets.  Exhibit 3.9 of the Schedule lists all of the tangible assets included within the Purchased Assets, setting forth for each item its date of acquisition, location and cost.

(d) Condition.  All of the tangible assets included within the Purchased Assets are in operating condition and repair, with normal wear and tear.  Each item of tangible equipment can operate substantially in accordance with its specifications.

3.9           Conduct of Business.  The Purchased Assets comprise substantially all of the assets of Seller used by it and are sufficient to carry on the Business as presently conducted by Seller.

3.10           Regulatory Compliance. To Seller’s Knowledge, Seller has not violated, nor is Seller currently in violation of, any zoning or building statutes, ordinances or regulations or other laws, statutes, ordinances or regulations relating to the Purchased Assets or their use. Seller has not been issued a waiver for any condition presently existing, which would otherwise constitute such a violation.

3.11           No Defaults.  To Seller’s Knowledge, Seller is not in default or breach under any contracts currently in full force and effect, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a breach or default thereunder, or cause the acceleration of any obligation of Seller or result in the creation of any lien, charge or encumbrance upon any asset of Seller.  To Seller's best Knowledge, no other party to any of such contracts is in default or breach under any of such contracts, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a breach or default thereunder, or cause the acceleration of any obligation of such other party, nor has any such other party given any notice of an intention to terminate or modify any of such contracts.

3.12           No Material Adverse Changes in Business or Financial Condition.  Since September 30, 2009 there have been no changes in the financial condition, results of operations, business, assets or prospects of Seller, which changes have been, individually or in the aggregate, materially adverse.

3.13           Certain Business or Financial Transactions. Since September 30, 2009, Seller has not:

(a)  Mortgaged, pledged or caused to be created a security interest or other encumbrance in or against any of its property or assets.
(b)  Declared or authorized any dividends or other distributions which have not been fully paid.
(c)  Declared, paid or authorized any stock options; profit sharing, pension or retirement contributions; health, disability, accident or life insurance contributions; or created any arrangement or plan for any such option or contribution.

(d)  Authorized or paid any bonus to any employee outside ordinary course of business.
(e)  Increased the compensation payable to or to become payable to any employee.
(f)  Made any change in the basis of computation of any bonus, commission or other compensation or benefit of any employee.
(g)  Suffered any damage, destruction or loss materially adversely affecting the properties, assets or business of Seller.
(h)  Sold, assigned or transferred any patents, trademarks, trade names, copyrights, licenses, franchises or other intangible assets or intangible properties of Seller.
(i)  Disposed of any of its assets except for the sale or disposition of used assets in the ordinary course of business.
(j)  Engaged in any other transaction other than in the ordinary course of business.

3.14           Intellectual Property.  Except as set forth on Section 3.14 of the Schedule, Seller owns all of the Intellectual Property included in the Acquired Assets. No claim is pending or, to Seller's best Knowledge, threatened to the effect that the operations of Seller infringe upon or conflict with the asserted rights of any other person with respect to any Intellectual Property, and there is no basis for any such claim (whether or not pending or threatened). Each person who has produced any material Intellectual Property for use by Seller, including, but not limited to, employees and independent contractors, has relinquished, in writing, any claim or right which such person may have to any such Intellectual Property and confirmed Seller's ownership thereof.

3.15           Financial Statements.   Each of the consolidated audited financial statements of Seller for the fiscal year ended December 31, 2009 and have been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Seller as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to Seller). Seller has not, since September 30, 2009, made any material change in the accounting practices or policies applied in the preparation of the above financial statements.  In addition after Closing, unaudited financials for period ended April 30, 2010 will be provided to Purchaser by May 31, 2010.

3.16           Accounts Receivables.  Subject to any allowance for doubtful accounts established in accordance with Seller's usual business practices and reflected in the Financial Statements, each of Seller's accounts receivable relates to services rendered by Seller to the debtor client, is valid and is collectible in full in the ordinary course of business.

3.17           Tax Compliance.  Seller has duly, accurately and properly filed all necessary tax returns and tax reports (whether with respect to income, sales, withholding or otherwise) which it is required to file with the United States Government, the state of its incorporation, and all other relevant state and local and foreign governmental agencies for all periods to and including the fiscal year ending December 31, 2009, and when and where required, for all periods since that date to the Closing Date.  Seller has paid or accrued the taxes shown to be due by all such returns and reports and up to and through the Closing Date.  As of the Closing Date, there are no pending claims for unpaid taxes or fines, penalties or interest in respect thereof being asserted against Seller by the Federal Government or any state, local or foreign governmental agency and there is no basis for any such claim.  Seller has never been audited by Federal, state, local or foreign taxing authorities for sales, income, franchise or any other taxes.  For purposes of this Section 3.18, "tax" means any tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee imposed, assessed or collected by or under the authority of any governmental body, including, but not limited to, income taxes, franchise taxes, sales taxes, unemployment insurance and payroll related taxes ("Tax").

3.18           No Litigation or Governmental Investigations.  There are no suits at law or in equity, nor any government investigations or proceedings, pending, or, to Seller's best Knowledge, threatened against Seller, and there are no suits at law or in equity being investigated by Seller or pending or threatened in favor of Seller.

3.19           Clients.  Section 3.19 of the Schedule, contains a list of Seller's clients, showing annual revenue from each client for the last two full fiscal years and through February 28, 2010 for the present fiscal year.

3.20           Employment Matters.   There are no claims pending, or, to Seller's best Knowledge, threatened against Seller with respect to any applicant for employment or present or former employee of Seller, nor, to Seller's best knowledge, does there exist any state of facts which is reasonably likely to give rise to any such claim.  With respect to Seller's employees and employee benefit plans and programs:

(a)  Human Resources Compliance.  To Seller’s Knowledge, Seller is in compliance with all applicable laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours (collectively, "Employment Laws").  Seller has paid all workers' compensation premiums to a private insurer or, if appropriate, has applied to, and has paid and secured coverage from a workers' compensation State Fund.

(b)  No Unfair Labor Practice, No Labor Disputes, Etc.  Seller: (i) is not engaged in any unfair labor practice; (ii) is not the subject of any investigation, complaint or proceeding based on any Employment Laws; (iii) does not have any unfair labor practice complaints against it pending, or threatened, before the National Labor Relations Board or any other agency; (iv) does not have any strikes, labor disputes, slowdowns or stoppages actually pending, or threatened, against or directly affecting it; and (v) does not have any union representation question respecting its employees and no union organizing activities are taking place.

(c)  No Collective Bargaining.  Seller is not a party to any collective bargaining or other labor agreement(s) with any party on behalf of any of its employees, and no petition has been filed on behalf of Seller's employees for recognition by any collective bargaining agent.

(d)  Multiemployer Pension Plan.  Seller has never and does not presently contribute to any "multiemployer pension plan" (as defined in section 3(37) of ERISA).

(e)  Benefit Plans. Except as provided in Exhibit 3.20:

(i)  Seller has delivered to Purchaser a true and complete copy of each Benefit Plan and any related funding agreements, including all amendments, supplements, and modifications thereto (and Section 3.20 of the Schedule includes a description of any such item that is not in writing), all of which are legally valid and binding and in full force and effect, and there are no defaults thereunder, notwithstanding the termination of the Benefit Plans prior to the Closing Date;

(ii)  Seller has delivered to Purchaser a true and complete copy of the most recent annual report and actuarial report for each Benefit Plan, and the Internal Revenue Service determination letter, if any, for each Benefit Plan and each amendment thereto;

(iii)  all contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, or other applicable law have been timely made. In the case of each Benefit Plan that is subject to Title 1, Subtitle B, Part 3 of ERISA, the net fair market value of the assets held to fund that Benefit Plan as of the Closing Date exceeds the actuarial present value of all accrued benefits, both vested and non-vested (based upon projected earnings increases of five percent (5%) per annum, in the case of a final pay plan), under that Benefit Plan as of the Closing Date;

(iv)  each Benefit Plan complies currently, and has complied in the past, in form and operation, with the applicable provisions of ERISA, the Code, and other applicable law (including foreign law);

(v)  no excise tax is due or owing from Seller with respect to any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) relating to any Benefit Plan. No amount is due or owing from Seller to the Pension Benefit Guaranty Corporation under title IV of ERISA for any reason, or to any "multiemployer pension plan" (as defined in section 3(37) of ERISA) on account of any withdrawal therefrom; and

(vi)  since September 2, 1974, Seller has not terminated any employee benefit plan subject to title IV of ERISA for which a Notice of Sufficiency has not been issued by the Pension Benefit Guaranty Corporation.

(f)  Cobra Compliance.  Seller is, and at all pertinent times has been, in compliance with COBRA and any and all other applicable state and Federal laws, rules and regulations requiring Seller to offer the option of continuing health insurance coverage to employees of Seller and their family members.

(g)  No Complaints. With respect to clauses (a) through (f) of this section 3.20, to Seller’s Knowledge, there are no complaints, charges, claims, litigations, investigations or administrative proceedings filed, pending or, to Seller's best knowledge, threatened.

3.21           No Brokers, Finders, Etc.   Seller has not dealt with any broker, finder or other person who performed brokerage, finder or other similar services in connection with this Agreement, nor does Seller know of any person that has any basis for claiming any brokerage, finders or similar fees against Seller in connection with this Agreement.

3.22           No Material Omission.  No representation or warranty by Seller in this Agreement, nor any statement, certificate or exhibit furnished or to be furnished by Seller pursuant to this Agreement or any document or certificate delivered to Purchaser pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

4.           Purchaser’s Representations and Warranties:  Purchaser represents and warrants to Seller the matters set forth below except as set forth in the Schedules accompanying this Agreement (the “Schedule”).  The Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.  For purposes of this Section 4, “Knowledge” means actual knowledge after reasonable investigation and with respect to the Knowledge of an entity, means the actual knowledge after reasonable investigation of its officers and directors.  As of the Closing Date, Purchaser represents and warrants as follows:

4.1           Corporate Structure.  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite power and authority to own its property and operate its business as and where such is now being conducted.

4.2           No Conflict.  The execution and delivery of this Agreement and the documents to be executed and delivered pursuant to this Agreement to accomplish the Closing of the Agreement do not and will not on the Closing Date (i) conflict, contravene or violate any provision of Purchaser's Certificate of Incorporation or By-Laws or any resolution adopted by the board of directors of Purchaser; (ii) result in a breach by Purchaser, or constitute a default under, or permit the termination of, or cause the acceleration of the maturity of, any of the terms, conditions, or provisions of any contract to which Purchaser is a party or by which Purchaser or its assets may be bound or affected; (iii) violate any statute, law, regulation, judgment, order, writ, injunction, decree or demand of any court or Federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, to which Purchaser is named as a party; or (iv) result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever.

4.3           Authorization.  Purchaser has full corporate power and authority to enter into this Agreement and any contract provided for herein and to carry out the Agreement. The board of directors of Purchaser has duly authorized and approved the execution, delivery and performance of this Agreement, each contract and document provided for herein, and no other corporate proceedings on the part of Purchaser are necessary to authorize and approve such execution, delivery and performance. This Agreement and each contract provided for herein to which Purchaser is a party has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser enforceable against it in accordance with its terms (except as may be limited by applicable bankruptcy laws or similar laws affecting creditors' rights generally).

4.4    No Brokers, Finders, Etc. Purchaser has engaged Chartwell Business Advisors (“Chartwell”) as a broker.  Purchaser acknowledges that it shall be its sole responsibility to pay Chartwell any fees and commissions for which it may be entitled to in connection with the transactions contemplated by this Agreement. ..

5.           Conditions to Closing.

5.1           By or on Behalf of Seller.  At the Closing, Seller will cause the following items to be delivered to Purchaser:

(a)  An executed copy of the Assignment and Assumption and Bill of Sale.

(b)  An executed copy of the Gordon Employment Agreement.

(c)	An executed copy of the Meyer Employment Agreement

(d)
One or more consents to assign or assignments of Intellectual Property and executory contracts (set forth in Exhibit 1.1), in form and substance reasonably satisfactory to Purchaser, duly executed by Seller;

(e)  An executed copy of the Lease.

(f)  Evidence that all liens, if any, on the Purchased Assets have been released.

(g) A Certificate executed by the Secretary of Seller (1) identifying those persons who are the officers and directors of Seller as of the Closing Date and (2) certifying resolutions of the board of directors and shareholders of Seller approving this Agreement and authorizing the consummation of the Agreement.

(h)  Any other documents signed by the appropriate officers and directors of Seller requested by Purchaser and necessary or desirable in order to accomplish the Closing of the Agreement.

5.2           By or on Behalf of Purchaser.  At the Closing, Purchaser will cause the following items to be delivered to Seller:

(a)  The Purchase Price.

(b)  An executed copy of the Gordon Employment Agreement.

(c)  An executed copy of the Meyer Employment Agreement.

(d)  An executed copy of the Assignment and Assumption and Bill of Sale.

(e)  An executed copy of the Lease.

(f)  A certificate executed by the Secretary of Purchaser (i) identifying those persons who are the officers and directors of Purchaser as of the Closing Date and (ii) certifying resolutions of the board of directors of Purchaser approving this Agreement and authorizing the consummation of the Agreement.

(g)  Any other documents signed by the appropriate officers and directors of Purchaser requested by Seller and necessary or desirable in order to accomplish the Closing of the Agreement.

5.3           Conditions Precedent.   As conditions precedent to Closing:

(a) Purchaser and Seller shall be satisfied with their findings and evaluation in their due diligence; and

(b)  Purchaser shall complete a private financing whereby Purchaser receives a minimum of $700,000 in gross proceeds.

6.           Post Closing Covenants and Agreements.  From and after the Closing Date:

6.1           Further Assurances by Seller.  The Seller will, upon request of Purchaser from time to time, execute and deliver, and use its best efforts to cause other persons to execute and deliver, to Purchaser all such further documents and instruments, and will do such other acts, as Purchaser may reasonably request more completely to consummate and make effective the Closing of the Agreement.

6.2           Further Assurances by Purchaser.  Purchaser will, upon request of Seller from time to time, execute and deliver, and use its Best Efforts to cause other persons to execute and deliver, to Seller all such further documents and instruments, and will do such other acts, as Seller may reasonably request more completely to consummate and make effective the Closing of the Agreement.

6.3           Communication with Clients.  If Purchaser requests, Seller shall deliver to Purchaser, or directly to Seller's clients, a letter executed by Seller in form and substance acceptable to Purchaser pursuant to which Seller shall advise each addressee that the Seller's business has been transferred to Purchaser.

7.           Indemnification.

7.1           By Seller.  Seller agrees to indemnify, defend, release and hold Purchaser, its affiliates, subsidiaries or related companies, and their officers, directors, employees, representatives and agents, harmless from and against any and all damages, losses (including loss of goodwill and damage to reputation), penalties, interest obligations, tax liabilities and other liabilities, claims, judgments, causes of action, deficiencies, costs and expenses (including reasonable attorneys' fees and other costs) (collectively, "Claims"), asserted against or incurred or required to be paid by Purchaser or any other indemnified person on account of or incident or pursuant to: (a) breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or in any Contract or document delivered pursuant to or in connection with this Agreement; (b) the operation of Seller's business or the ownership, maintenance, use or operation of Seller's assets prior to the Closing; (c) the failure of Seller to comply with applicable bulk transfer laws, to the extent such failure causes Purchaser to be liable for liabilities of Seller other than the liabilities which Purchaser specifically assumes pursuant to this Agreement; and (d) any and all lawsuits against Seller or involving any of the assets of Seller which are based on a cause of action arising before the Closing Date.

7.2           By Purchaser.  Purchaser agrees to indemnify, defend, release and hold Seller and Seller's officers, directors, employees, representatives and agents harmless from and against any and all Claims asserted against, incurred or required to be paid by Seller or any other indemnified person on account of or incident or pursuant to: (a) breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement or in any contract or document delivered pursuant to or in connection with this Agreement; (b) the business or operations of Purchaser before, at or after the date of this Agreement; and (c) the ownership, maintenance, use or operation of the Purchased Assets after the Closing.

7.3           Indemnification Procedure.

(a)  Notice. With respect to any matter for which indemnification is claimed pursuant to Section 7.1, the indemnified person(s) will notify Seller in writing promptly after becoming aware of such matter. With respect to any matter for which indemnification is claimed pursuant to Section 7.2, the indemnified person(s) will notify Purchaser in writing promptly after becoming aware of such matter.  A failure or delay to promptly notify an indemnifying person of a Claim will only relieve such person of its obligation pursuant to this Section 8 to the extent, if at all, that such person is prejudiced by reason of such failure or delay.

(b)  Defense of Claim.  Promptly after receipt of any notice pursuant to Section 7.3(a), the indemnifying person(s) shall defend, contest, settle, compromise or otherwise protect the indemnified person(s) against any such Claim at its (their) own cost and expense.  Each indemnified person will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying person will be entitled to control the defense unless the indemnified person has relieved the indemnifying person in writing from liability with respect to the particular matter.  The indemnified person shall reasonably cooperate with the indemnifying person's requests, and at the indemnifying person's expense (including, but not limited to, indemnifying person's paying or reimbursing the indemnified person's reasonable attorneys' fees and investigation expenses), concerning the defense of the Claim.  The indemnifying party shall include the indemnified party in any settlement discussions.

(c)  Failure to Defend.  If the indemnifying person does not timely defend, contest or otherwise protect against a Claim after receipt of the required notice, the indemnified person will have the right, but not the obligation, to defend, contest or otherwise protect against the same, make any compromise or settlement thereof, and recover the entire cost thereof from the indemnifying person, including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation and Claim.

7.4           Survival of Representations and Warranties.  Notwithstanding anything in this Agreement to the contrary, the representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of two (2) years only.

8.           Miscellaneous.

8.1           Notices.  Any notice or other communication given or made pursuant to this agreement must be in writing and shall be delivered to the party to whom intended at the address set forth above (or at such other address as such party may designate by proper notice) by personal delivery, by fax, by nationally recognized courier, or by certified or registered mail, postage prepaid, and shall be deemed given when personally delivered or sent by fax or two (2) business days after deposit with a courier or five (5) business days after mailing. Copies of all notices shall be given to:

For Seller:
Grant Gordon
6836 W. 121st Street
Overland Park, Kansas 66209
or
Seck & Associates
Attn: Sheila Seck
6240 W 135th Street, Suite 200
Overland Park, Kansas 66223

or such other address as may be designated by Seller from time to time.

For Purchaser:
Mark Elliott, President
Premier Alliance Group, Inc.
4521 Sharon Road, Suite 300
Charlotte NC 28211
Tel.  704-521-8077
or
Michael H. Freedman
Law Offices of Michael H. Freedman, PLLC
394 White Birch Lane
Jericho, NY 11753
Tel. 516-767-1697
Fax 877-315-1908

or such other address as may be designated by Purchaser from time to time and

8.2           Entire Agreement.  This Agreement represents the entire agreement among the parties regarding the subject matter hereof and supersedes in all respects any and all prior oral or written agreements or understandings among them pertaining to the subject matter of this Agreement (including, but not limited to, that certain letter of intent dated February 11, 2010 between Seller and Purchaser).  There are no representations, warranties or covenants among the parties with respect to the subject matter of this Agreement, except as set forth in this Agreement.  This Agreement cannot be modified or terminated, nor may any of its provisions be waived, except by a written instrument signed by the party(ies) against which enforcement is sought.  Any waiver by any party of the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver thereof for the future, but shall be considered a waiver only in the particular instance, for the particular purpose, and at the time when and for which it is given.

8.3           Governing Law.  This Agreement has been made and entered into in the State of North Carolina and shall be governed by and construed and enforced in accordance with the internal substantive laws of the State of North Carolina.

8.4           Successors; Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective parties, their successors, assigns, heirs, legatees, executors, administrators and legal representatives ("Successors") and any Successor shall be deemed a party to this Agreement upon such Successor's receipt of any interest in this Agreement. Whenever a party is referred to in this Agreement, such reference shall include reference to such party's Successors.

8.5           Captions.  Headings contained in this Agreement have been inserted for reference purposes only and shall not be considered part of this Agreement in construing this Agreement.

8.6           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties. Facsimile copies or electronically mailed or transmitted (e-mailed) images of a signed document or instrument (or just the executed signature pages), including this Agreement, any amendment or addendum to this Agreement, and any Notice, shall be: (i) effective and binding on the parties, and the parties shall accept them as if the facsimile signatures or e-mailed images of signatures were originals; and (ii) admissible in any legal action or proceeding as the best evidence of the parties’ agreement or of a party’s Notice or other action, as may be applicable. A party submitting a signature by facsimile or e-mail shall promptly afterward submit the original signature to the other party for retention in the records of the other party, but the submission or the other party’s receipt of the original shall not be a condition to the effectiveness of the facsimile or e-mail signature.

8.7           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

8.8           Terminology.  Unless the context clearly indicates otherwise, terms used in this Agreement in the masculine include the feminine and the neuter, terms used in the singular include the plural and terms used in the plural include the singular.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the date stated at the beginning of this Agreement.

PREMIER ALLIANCE GROUP, INC.

By: /s/ Mark S. Elliott__________________
Mark Elliott, President

INTRONIC SOLUTIONS GROUP, LLC

By: /s/ Jeffery Meyer__________________
Jeffery Meyer, Member

By: /s/ Grant Gordon__________________
Grant Gordon, Member

By: /s/ Jessica Gordon__________________
Jessica Gordon, Member

By: /s/ Tammy Meyer__________________
Tammy Meyer, Member

EXHIBIT 1.1

Assumed Executory Contracts

1. All employment agreements and subcontract agreements for active billable resources as of 4/30/2010

2. Customer contracts listed below

Ad Astra Inof systems	reVision
AG interactive	Rhycom
Americo Life	Rhythm Engineering
Andrew Reise Consulting	Secure Passage
Applebees.,	Service Management Group
Ar allegiance group	Solomon Consulting
Archer Technologies	Sourcecorp
Assurant	State Street Bank
Athletixnation	US engineering
Bartlett and Company	Verasun Energy
Black & Veatch	YRC Logistics
Burns & McDonnell
Celeritas Technologies
Clinical Reference Labs
Comsys / Sprint
Cricket
Digital Evolution Group
EMC
EMS/AMR
Epiq Systems
eVergance Partners
Fidelity National Real Estate (LPS)
FLAX
Garmin International
Generali USA life reassurance
Goforth Construction
Goshen
Hallmark
KANA
Kelly Services - nextel/spring
Liquid Inc
Merlin International
Mulller Bressler Brown
MBB fixed price work
OpenWave
Orica
Preferred Brands
Professional services industry (PSI)
P2MG
rEstimation

3. All contracts used in execution of day to day business, including but not limited to:
a.	TimeWarner Cable
b.	Bullhorn
c.	AT&T
d.	Careerbuilder

 EXHIBIT 1.6

Allocation of Purchase Price

Pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), the parties agree the allocation to be reported on Internal Revenue Service Form 8594 (Asset Acquisition Statement) is as follows:

Class I Assets	$0.00
Class II Assets	$0.00
Class III Assets	$0.00
Class IV Assets	$0.00
Class V Assets	$20,000.00
Class VI Assets	$980,000.00
Total Purchase Price	$1,000,000,.00

Imputed Interest	$0.00

EXHIBIT 3.9

Tangible Assets

Name	Make	Model	Serial Number	Description
Burris, Doug	Dell	Vostro 223-1242	3BKTSF1	laptop
Crow, Darci	HP	G60-53OUS	2CE9390K0J	laptop
Difranco Grace	Dell	Vostro1510	28411818445	laptop
Gordon, Grant	HP	HP Pavillion	2ce6020d7d	laptop
Meyer, Jeff	Dell	Inspiron/ Model PP41L		laptop
Oliver, Troy	Dell	Vostro 1500 /PP22L		laptop
Unrein, Todd	Dell	Inspiron	3FJ6Vj1	laptop
Vail, Kim	Dell	Vostro 1500	7230457117	laptop

Equipment
office	HP	Officejet 6310	Q8071A	all in one printer/scanner/fax
office	HP	photosmart	c4780	printer/scanner
Office	Vizio	Vw32L- HDTV40a	LUPDJCK0929925	32 inch LCD TV

Appliances
office	Maytag			Black Refrigerator
Office	LG			Microwave Stainless/black
office	Oster			Toaster oven
office	Kenmore			Dishwasher
office	Fellowes			paper shredder

Furniture
office	Desk/return			Cherry Veneer 72x36/48x24
office	Credenza			Cherry Venner 72/24
office	Round Table			Cherry Veneer 42 inch
office	lateral files			Cherry Veneer 2 drawer lat files
office	3 side chairs			wood arms/fabric seat/back
office	office chairs			red fabric sum chairs
office	lateral file four drawer			Black
office	desk/file top			stained
office	office chair			Black
office	lateral file			3 drawer stained
office	2 lamps

EXHIBIT 3.19

Clients

		Intronic Solutions Group LLC
		Sales by Customer Summary
		January through December 2009

	Jan - Mar	Apr - May	Jun - Jul	Aug -Dec	Totals
Ad Astra Infonnation Systems, LLC	24,760.00	19,820.00	14,040.00	0	58,620.00
America Life	59,342.57	13,172.00	0	0	72,514.57
Andrew Reise Consulting	0	42,719.40	96,714.65	58,803.34	198,237.39
Applebee's International, Inc	77,423.59	35,863.80	45,171.67	47,698.65	206,157.71
Archer Technologies	0	0	24,300.00	0	24,300.00
Assurant	55,207.50	0	0	0	55,207.50
Athletixnation, Inc.	43,646.88	0	0	0	43,646.88
Bartlett and Company	28,827.50	30,615.00	19,077.50	0	78,520.00
Black & Veatch	136,478.00	59,229.25	55,027.91	63,393.27	314,128.43
Bums and McDonnell	366,366.35	222,992.88	176,976.93	168,502.94	934,839.10
Celeritas Technologies, LLC	0	0	0	40,056.25	40,056.25
Clinical Reference Laboratory	45,572.00	0	0	0	45,572.00
Comsys	38,960.00	35,120.00	64,078.00	50,720.00	188,878.00
Cricket Communications	2,709.00	0	0	0	2,709.00
Digital Evolution Group	0	0	0	14,286.13	14,286.13
EMC	100,570.00	77,394.00	70,032.00	89,610.00	337,606.00
Epiq Systems, Inc.	17,000.00	0	0	0	17,000.00
eVergance Partners, LLC	94,914.79	0	0	22,770.00	117,684.79
Fidelity National Real Estate Solutions	0	0	0	105,002.95	105,002.95
Generali USA Life Reassurance Company	19,000.00	0	0	0	19,000.00
Kelly Services, Inc	0	0	17,545.24	0	17,545.24
Liquid,lnc	0	1,266.68	0	0	1,266.68
Merlin International, Inc.	37,870.00	31,395.00	2,905.00	0	72,170.00
Muller Bressler Brown	0	0	0	4,000.00	4,000.00
rEstimation	0	0	4,400.00	0	4,400.00
Rhycom Inc	0	0	0	5,250.01	5,250.01
Rhythm Engineering	0	10,000.00	0	0	10,000.00
Secure Passage	42,500.00	39,179.60	30,438.40	0	112,118.00
Service Management Group	27,373.75	5,505.25	0	0	32,879.00
Solomon Consulting LLC	0	37,500.00	2,500.00	2,000.00	42,000.00
SOURCECORP	19,460.00	55,380.00	118,202.00	284,868.78	477,910.78
State Street	48,530.55	52,377.18	52,350.37	3,734.10	156,992.20
YRC Logistics	66,190.00	91,060.00	51,690.00	0	208,940.00
TOTAL	1,352,702.48	860,590.04	845,449.67	960,696.42	4,019,438.61

EXHIBIT 3.20

401(k) Plan

The current ISG 401K plan will be terminated.  Employees will have the option to transfer and enroll in the Premier 401K plan.  Premier will handle the additional expenses outside of standard processing related to termination of the ISG 401K plan, with fees not to exceed $3280.00.